Exhibit 99.1

Pacific Biosciences Announces Fourth Quarter and Annual 2019 Financial Results

Annual Revenue Increase of 16% Year Over Year

Menlo Park, Calif. – February 6, 2020 – Pacific Biosciences of California, Inc. (NASDAQ: PACB) today announced financial results for its fourth quarter and year ended December 31, 2019, as attached.

Product, service and other revenue for the year ended December 31, 2019 increased by 16% to $90.9 million, compared to $78.6 million for 2018. Product, service and other revenue for the fourth quarter of 2019 increased by 43% to $27.9 million, compared to $19.5 million for the fourth quarter of 2018.

Gross profit for the year ended December 31, 2019 was $34.6 million, resulting in a gross margin of 38%, compared to a gross profit of $25.1 million, resulting in a gross margin of 32% for 2018. Gross profit for the fourth quarter of 2019 was $12.9 million, resulting in a gross margin of 46%, compared to a gross profit of $5.7 million, resulting in a gross margin of 29% for the same period in 2018.

Operating expenses totaled $135.1 million for the year ended December 31, 2019, compared to $126.1 million for 2018. Operating expenses for the year ended December 31, 2019 and 2018 included non-cash stock-based compensation of $14.5 million and $20.0 million, respectively; and legal and professional fees related to the proposed merger with Illumina of $14.1 million and $4.7 million, respectively. Operating expenses totaled $30.8 million for the fourth quarter of 2019, compared to $36.4 million for the fourth quarter of 2018. Operating expenses for the fourth quarters of 2019 and 2018 included non-cash stock-based compensation of $3.4 million and $6.3 million, respectively; and legal and professional fees related to the proposed merger with Illumina of $1.2 million and $4.7 million, respectively.

The net loss for the year ended December 31, 2019 was $84.1 million, compared to a net loss of $102.6 million for 2018. The net loss for the fourth quarter of 2019 was $0.1 million, compared to a net loss of $30.8 million for the fourth quarter of 2018. In accordance with the terms of the Agreement and Plan of Merger (as amended, the “Merger Agreement”) with Illumina Inc. (“Illumina”) and FC Ops Corp. (“Merger Subsidiary”), during the fourth quarter of 2019, Pacific Biosciences received cash payments totaling $18.0 million from Illumina (“Continuation Advances”), which are reflected as other income for the fourth quarter as well as for the year ended December 31, 2019.

Cash, cash equivalents and investments, excluding restricted cash, at December 31, 2019 totaled $49.1 million, compared to $102.4 million at December 31, 2018.

Subsequent Events

As previously announced, on January 2, 2020, we and Illumina mutually agreed to terminate the Merger Agreement. As part of our agreement to terminate the Merger Agreement, Illumina subsequently paid us a $98 million reverse termination fee, from which we expect to pay our financial advisor associated fees of approximately $10 million. In addition, as previously agreed to pursuant to the terms of the Merger Agreement, Illumina paid us Continuation Advances of $6 million in January 2020 and $22 million in February 2020 and is scheduled to make one last Continuation Advance to us of $6 million in March 2020. Our Cash and Investments balance as of December 31, 2019 do not reflect the receipt of the reverse termination fee or the Continuation Advances, as such payments were received in the first quarter of 2020.

In February 2020, upon the maturity of the debt agreement that we entered into in February 2013, we repaid the remaining outstanding principal of $16.0 million.

Quarterly Conference Call Information

Management will host a quarterly conference call to discuss its fourth quarter and year ended December 31, 2019 results today at 4:30 p.m. Eastern Time. Investors may listen to the call by dialing 1.888.366.7247, or if outside the U.S., by dialing +1.707.287.9330, using Conference ID # 7968618. The call will be webcast live and will be available for replay at Pacific Biosciences’ website at http://investor.pacificbiosciences.com/ .

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ: PACB) offers sequencing systems to help scientists resolve genetically complex problems. Based on its novel SMRT® Technology, Pacific Biosciences’ products enable: de novo genome assembly to finish genomes in order to more fully identify, annotate and decipher genomic structures; full-length transcript analysis to improve annotations in reference genomes, characterize alternatively spliced isoforms in important gene families, and find novel genes; targeted sequencing to more comprehensively characterize genetic variations; and real-time kinetic information for epigenome characterization. Pacific Biosciences’ technology provides high accuracy, ultra-long reads, uniform coverage, and the ability to simultaneously detect epigenetic changes. PacBio® sequencing systems, including consumables and software, provide a simple, fast, end-to-end workflow for SMRT Sequencing.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to cash payments to be received from Illumina and the use and the sufficiency of such payments, the timeline for Pacific Biosciences’ potential development and commercialization of products, future uses, quality or performance of, or benefits of using, products or technologies, the performance of the Sequel II System, and other future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, changes in circumstances and other factors that are, in some cases, beyond Pacific Biosciences’ control and could cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Factors that could materially affect actual results can be found in Pacific Biosciences’ most recent filings with the Securities and Exchange Commission, including Pacific Biosciences’ most recent reports on Forms 8-K, 10-K and 10-Q, and include those listed under the caption “Risk Factors.” Pacific Biosciences undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

The condensed consolidated financial statements that follow should be read in conjunction with the notes set forth in the Pacific Biosciences’ Annual Report on Form 10-K when filed with the Securities and Exchange Commission.

Contact:

Trevin Rard

650.521.8450

ir@pacificbiosciences.com

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Statements of Operations

(amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Revenue:
Product revenue	$24,551	$16,438	$77,742	$66,355
Service and other revenue	3,379	3,088	13,149	12,271
Total revenue	27,930	19,526	90,891	78,626
Cost of Revenue:
Cost of product revenue	11,985	10,926	44,771	42,053
Cost of service and other revenue	3,013	2,854	11,544	11,477
Total cost of revenue	14,998	13,780	56,315	53,530
Gross profit	12,932	5,746	34,576	25,096
Operating Expense:
Research and development	14,273	16,263	59,630	62,594
Sales, general and administrative	16,576	20,106	75,491	63,489
Total operating expense	30,849	36,369	135,121	126,083
Operating loss	(17,917)	(30,623)	(100,545)	(100,987)
Continuation Advances	18,000	—	18,000	—
Interest expense	(678)	(628)	(2,611)	(2,423)
Other income, net	504	452	1,022	848
Net loss	$(91)	$(30,799)	$(84,134)	$(102,562)
Basic and diluted net loss per share	$(0.00)	$(0.21)	$(0.55)	$(0.76)
Shares used in computing basic and diluted net loss per share	153,051	149,314	152,527	135,094

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Balance Sheets

(amounts in thousands)

	December 31,	December 31,
	2019	2018
Assets
Cash and investments	$49,099	$102,354
Accounts receivable	15,266	8,595
Inventory	13,312	17,878
Prepaid and other current assets	3,369	2,832
Property and equipment, net	30,070	34,073
Operating lease right-of-use assets, net	32,827	—
Long-term restricted cash	4,000	4,500
Other long-term assets	42	43
Total Assets	$147,985	$170,275

Liabilities and Stockholders' Equity
Accounts payable	$8,368	$6,736
Accrued expenses	13,242	12,823
Deferred revenue	9,561	7,427
Operating lease liabilities	45,801	—
Notes payable	15,871	14,659
Deferred rent	—	13,765
Other liabilities	225	788
Financing derivative	—	16
Stockholders' equity	54,917	114,061
Total Liabilities and Stockholders' Equity	$147,985	$170,275